Exhibit 99.1

Syntel Reports Third Quarter 2014 Financial Results

Highlights:

•	Q3 revenue of $228.3M, up 9% from year-ago quarter, and flat sequentially

•	Q3 EPS of $1.47 per diluted share, up 3% from year-ago quarter, and 4% sequentially

•	Q3 cash & short term investments of $808.7M

•	Global Headcount of 24,333 on September 30, 2014, up 6% from year-ago quarter

TROY, Mich. – October 16, 2014 –Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced financial results for the third quarter, ended September 30, 2014.

Third Quarter Financial Highlights

Syntel’s revenue for the third quarter increased nine percent to $228.3 million from $209.9 million in the prior-year period, and was unchanged from $228.3 million in the second quarter of 2014. During the third quarter, Banking and Financial Services accounted for 51 percent of total revenue, with Healthcare and Life Sciences at 16 percent, Retail, Logistics and Telecom at 15 percent, Insurance at 15 percent and Manufacturing at three percent.

The Company’s gross margin was 41.4 percent in the third quarter, compared to 46.6 percent in the prior-year period and 39.2 percent in the second quarter of 2014. Selling, General and Administrative (SG&A) expenses were 11.6 percent of revenue in the third quarter, compared to 10.7 percent in the prior-year period and 11.5 percent in the previous quarter.

The third quarter income from operations was 29.8 percent of revenue as compared to 35.9 percent in the prior-year period and 27.7 percent in the second quarter. The sequential rise in operating margin during the third quarter primarily reflects the impact of lower visa and immigration-related expenses and currency-related balance sheet translations.

Net income for the third quarter was $61.6 million or $1.47 per diluted share, compared to $59.4 million or $1.42 per diluted share in the prior-year period and net income of $59.3 million or $1.41 per diluted share in the second quarter of 2014.

During Q3, Syntel spent $5.1 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $808.7 million. The Company also added 211 net employees, ending the quarter with 24,333 employees globally.

Operational Highlights

“During the third quarter, we experienced some temporary headwinds in our Health Care and Life Science segment that have impacted our full-year 2014 growth outlook,” said Syntel CEO and President Nitin Rakesh. “We remain confident that the healthcare industry holds considerable promise for future growth and we continue to invest in all segments of the industry, especially in evolving needs of the market, and are well-positioned to benefit from this long-term trend.”

“Syntel continues to deepen ties with existing customers while adding new relationships that will provide an important foundation for future growth,” said Rakesh. “We are investing in strategic areas like digital transformation, to help our customers embrace the change impacting their businesses.”

“We also remain committed to identifying impactful trends within our focus industries and building robust capabilities in these areas. We continue to see our pipelines build as a result of our investments and expect to capitalize on these opportunities in the years to come.”

2014 Guidance

Based on current visibility levels and an exchange rate assumption of 61 Indian rupees to the dollar, the Company is updating 2014 revenue to a range of $908 to $915 million from $920 to $940 million and EPS to a range of $5.60 to $5.70 from $5.50 to $5.65.

The EPS range provided is based on shares outstanding as of September 30, 2014 and is before the impact of the 2-for-1 stock split that was announced on October 8, 2014. For additional details, about the stock split, please refer to the Company’s Form 8-K filed on October 8, 2014.

Syntel to Host Conference Call

Syntel will discuss its third quarter 2014 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until October 23, 2014 by dialing (855) 859-2056 and entering “18324361”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq: SYNT) is a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies. Syntel’s mission is to create new opportunities for clients by harnessing our passion, talent and innovation. We combine technology expertise, industry knowledge and a global delivery model to drive business value creation. Syntel’s “Customer for Life” philosophy drives our relentless focus to build long-term, collaborative client partnerships.

To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2014	2013	2014	2013
Net revenues	$228,332	$209,871	$676,105	$601,478
Cost of revenues	133,804	112,158	396,006	342,407

Gross profit	94,528	97,713	280,099	259,071
Selling, general and administrative expenses	26,566	22,445	85,108	66,828

Income from operations	67,962	75,268	194,991	192,243
Other income , net	10,657	949	34,617	8,418

Income before provision for income taxes	78,619	76,217	229,608	200,661
Income tax expense	17,013	16,800	50,570	47,308

Net income	$61,606	$59,417	$179,038	$153,353

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	$(22,853)	$(27,396)	$(5,010)	$(75,331)
Gains (losses) on derivatives:
Gains (losses) arising during period on net investment hedges	—	(3,194)	724	(7,912)
Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	3,684	2,456	8,270	3,086
Reclassification adjustment for gains included in net income	(840)	(199)	(3,207)	(1,029)

	2,844	2,257	5,063	2,057
Defined benefit pension plans:
Net Profit (loss) arising during period	—	15	—	43
Amortization of prior service cost included in net periodic pension cost	12	7	21	23

	12	22	21	66
Other comprehensive income (loss), before tax	(19,997)	(28,311)	798	(81,120)
Income tax benefits (expenses) related to Other Comprehensive Income (loss)	(748)	(771)	(674)	(723)

Other comprehensive income (loss), net of tax	(20,745)	(29,082)	124	(81,843)

Comprehensive Income (loss)	$40,861	$30,335	$179,162	$71,510

Dividend per share	$—	$—	$—	$—
EARNINGS PER SHARE:
Basic	$1.47	$1.42	$4.28	$3.67
Diluted	$1.47	$1.42	$4.27	$3.66
Weighted average common shares outstanding:
Basic	41,916	41,815	41,874	41,776

Diluted	41,984	41,888	41,971	41,859

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$221,498	$178,757
Short term investments	587,226	490,177
Accounts receivable, net of allowance for doubtful accounts of $2,017 and $2,022 at September 30, 2014 and December 31, 2013, respectively	116,778	101,974
Revenue earned in excess of billings	36,567	22,275
Deferred income taxes and other current assets	67,697	49,929

Total current assets	1,029,766	843,112
Property and equipment	210,887	198,687
Less accumulated depreciation and amortization	100,058	89,082

Property and equipment, net	110,829	109,605
Goodwill	906	906
Non current Term Deposits with Banks	—	163
Deferred income taxes and other non current assets	47,093	43,390

TOTAL ASSETS	$1,188,594	$997,176

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$56,869	$56,308
Income taxes payable	27,206	19,224
Accounts payable and other current liabilities	38,060	36,661
Deferred revenue	4,372	4,729
Loans and borrowings	8,486	7,363

Total current liabilities	134,993	124,285
Other non current liabilities	14,246	11,970
Non Current loans and borrowings	132,000	138,375

TOTAL LIABILITIES	281,239	274,630
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	907,355	722,546

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,188,594	$997,176